Exhibit 99.1

1660 International Drive

McLean, VA 22102

Audit Committee

WorldCom, Inc.

June 3, 2003

Ladies and Gentlemen:

We have been engaged to perform an audit of the consolidated financial statements of WorldCom, Inc. and subsidiaries (collectively referred to as “WorldCom”) for the years ended December 31, 2000, 2001 and 2002. While planning and performing our audits of the consolidated financial statements of WorldCom, we are considering internal control in order to determine our auditing procedures for the purpose of expressing our opinion on the consolidated financial statements. An audit does not include examining the effectiveness of internal control and does not provide assurance on internal control. The maintenance of adequate internal control designed to fulfill control objectives is the responsibility of management.

In performing our work through March 6, 2003, we noted certain matters involving internal control and its operation that we consider to be reportable conditions under standards established by the America Institute of Certified Public Accountants. Reportable conditions are matters coming to our attention that, in our judgment, relate to significant deficiencies in the design or operation of internal control and could adversely affect the organization’s ability to record, process, summarize and report financial data consistent with the assertions of management in the financial statements. Our consideration of internal control would not necessarily disclose all matters in internal control that might be reportable conditions.

A material weakness is a reportable condition in which the design or operation of one or more internal control components does not reduce to a relatively low level the risk that errors or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. Included in the Attachment under Section 1. Material Weaknesses is a summary of matters involving internal control and their operation that we consider to be material weaknesses. These matters were discussed with the Audit Committee on March 6, 2003. Where certain more detailed observations are consistent with these material weaknesses, we have included those comments within this section.

Section 2 includes a discussion of Sarbanes-Oxley Section 404 requirements.

Audit Committee

WorldCom, Inc.

June 3, 2003

Included in Section 3 of the Attachment are other internal control matters that we would also like to bring to your attention. While these matters individually are not considered reportable or material weaknesses, if not corrected the cumulative impact of these matters could result in a material weakness in the Company’s internal control structure. Additionally, included in Section 4 of the Attachment are certain accounting matters we noted that we believe the Company must address in the preparation of its financial statements.

These matters were considered in determining the nature, timing and extent of the audit tests that we have planned and will be applying in our audits of the 2000, 2001 and 2002 consolidated financial statements. We would be pleased to discuss any of these comments with you at any time.

We have not completed our audit or consideration of internal control, and therefore as we continue to perform our work we may identify additional items, which may be determined to be reportable conditions or material weaknesses. We will bring any such matters to your attention at that time. Because of inherent limitations in internal control, errors or fraud may nevertheless occur and not be detected. Also, controls found to be functioning at a point in time may later be found deficient because of the performance of those responsible for applying them, and there can be no assurance that controls currently in existence will prove to be adequate in the future as changes take place in the organization.

We understand that under the oversight of new management a number of these matters have been under review and certain steps are in process to address these matters. Management’s responses to those matters have also been included in italic print. We have not attempted to update our observations or otherwise attempt to validate management’s responses to these matters.

This interim letter to management on internal controls is intended solely for the information and use of the audit committee, management, and others within the organization and is not intended to be and should not be used by anyone other than these specified parties.

Very truly yours,

/s/ KPMG LLP

Table of Contents

Pages

	Executive Summary	4 - 7

1.	Material Weaknesses	8 - 27

2.	Sarbanes-Oxley Section 404	28 - 29

3.	Other Internal Control Matters	30 - 44

4.	Accounting Matters	45 - 54

Executive Summary

In performing our work through March 6, 2003, we noted certain matters involving internal control and its operation that we consider to be material weaknesses. These matters are summarized below with additional discussion and supporting findings included in Section 1. Other detailed internal control and accounting matters have also been identified and are discussed below and in Sections 3 and 4.

Management’s responses to these matters have been included in italic print. We have not updated our observations or validated management’s responses to these matters.

Comment on Management Responses

MCI is committed to the development and implementation of a best in class system of internal controls that assures the accuracy and completeness of its financial statements and related disclosures. The company has initiated a project designed to meet this objective.

The target completion dates provided below in the management’s responses are based on the early stage of the project from the assigned project managers but are not yet supported by detailed project plans, analysis of critical dependencies, or committed timelines. Project managers are currently developing detailed action plans including critical dependencies, milestones, and timelines. As the detailed plans are developed, it is highly probable that additional control weaknesses will be determined and revised timelines with new completion dates proposed. Management expects that the detailed work plans, committed timelines, and a comprehensive project management process will be completed in June 2003.

The following items summarize the material weaknesses observed and management’s responses.

■	The Company needs to increase the experience and depth of its financial management and accounting personnel.

Management originally identified 320 open finance and accounting positions and had prepared a plan to fill these positions. As of May 29, 2003 these positions have been filled. Since March, an additional 209 positions have been identified. A total of 381 (72%) positions have been filled. Management’s current projection is that the remaining positions will be filled by July 31, 2003.

■	The Company needs to implement procedures and controls to review, monitor and maintain general ledger accounts.

Management has developed a plan to implement the necessary procedures and controls. The projected completion date is September 30, 2003.

■	The Company must implement procedures to ensure that reconciliations between subsidiary ledgers and the general ledger are performed.

Management agrees. Implementation with formal documentation is scheduled for completion by July 31, 2003.

■	The Company’s consolidation process is highly automated, extremely complex and largely undocumented.

The Company’s consolidation process and procedures are currently under review. Required documentation will be completed by July 31, 2003.

■	Significant improvement needs to be made in segregation of duties, responsibilities and management review controls.

Management agrees and has committed to develop a detailed action plan by June 15, 2003.

■	Policies, procedures and standardization of internal controls need to be implemented.

Company-wide Standards of Internal Control will be developed and implemented (including training) by August 29, 2003.

■	Appropriate procedures must be in place such that the Company’s operating management is confident that financial information being used to manage their businesses is ultimately included in the Company’s externally reported financial information.

By September 30, 2003, the Controller’s organization will have a process in place to reconcile management reporting to the general ledger and management reports to quarterly and annual financial statements.

■	Review, monitoring and oversight of the global business units needs to be increased.

Management agrees. Detailed action plans to enhance oversight of the global business units will be developed by August 30, 2003.

■	Sufficient analysis and documentation of non-routine transactions needs to occur. Examples of non-routine transactions are derivatives and Indefeasible Rights of Use (IRUs).

Management agrees and has created a new department in the Controller’s organization, which will have the responsibility for these types of activities. Staffing of that department is expected to be completed in July 2003.

■	The items identified in Section 4 Accounting Matters require the attention of appropriate levels of financial management and must be addressed in the Company’s preparation of its restated financial statements.

Management agrees. See Section 4 for details.

Sarbanes-Oxley Section 404

The Company is facing compliance obligations as a result of the SEC’s recent issuance of rules and proposals relating to the Sarbanes-Oxley Act of 2002 (the Act). The process of complying with the sweeping changes in U.S. securities laws is complex and will create significant challenges in the immediate future. Section 404 of the Act requires Company management to establish and maintain adequate internal controls and procedures for financial reporting and to report annually on (1) management’s responsibility for the internal controls and procedures for financial reporting, and (2) their effectiveness. The assessment reported by management must be the subject of an attestation report by the external auditor. The resource commitment to this process by the Company is expected to be substantial and the time available to execute is limited.

Management agrees. Requirements will be developed from existing Committee Of Sponsoring Organizations (COSO) standards and American Institute of Certified Public Accountants (AICPA) publications. These requirements will be assessed against the Standards of Internal Control proposal. Detailed plans will be developed for compliance “gaps”. Target date for these plans is August 31, 2003. Also, we will develop and deploy a comprehensive checklist based on internal and external sources. Procedures for testing and monitoring will be developed.

Other Internal Control Matters

In addition to the items identified under material weaknesses, we noted numerous other matters involving internal control and its operation that we consider to be deficiencies in the design or operation of the Company’s internal control environment. Examples of our findings include inconsistencies in applying certain policies and procedures, lack of segregation of duties, and a lack of documentation related to certain processes and procedures. These items along with management’s responses are further discussed in Section 3.

Management agrees. Project owners have been assigned for each of the 32 items, a high level action plan has been developed, and target completion dates have been established, i.e. Completed – 12 (38%), June – 7 (22%), Third Quarter 2003 – 11 (34%), and Fourth Quarter 2003 – 2 (6%).

Other Accounting Matters

In addition to the internal control matters discussed above, we noted a number of matters related to accounting procedures that must be corrected or implemented. In a number of cases the Company will be required to record adjustments to its historical financial statements, some of which will be material. Examples include the methodology used to record reserves for doubtful accounts receivable and billing credits, the methodology used to record liabilities for line costs, and the policy related to capitalization of overhead and interest into capital projects. Increased emphasis on preparing and maintaining appropriate documentation of accounting estimates and judgments is also required. These items along with management’s responses are further discussed in Section 4.

Management agrees. Project owners have been assigned for each of the 20 items, a high level action plan has been developed and target completion dates have been established, i.e. Completed – 3 (15%), June – 6 (30%), and Third Quarter 2003 – 11 (55%).

1.	Material Weaknesses

1.1

The Company needs to increase the experience and depth of its financial management and accounting personnel.

The Company has several key financial management and numerous other accounting positions that remain vacant. These positions are critical to record, process, summarize and report financial data consistent with assertions of management in the financial statements and internal management reports.

Management Response: The chart below summarizes the status as of May 29, 2003.

Department	Objective	Filled	% Hired
Accounting – Pierson	413	313	76%
Planning – Nolan	52	38	73%
Treasury – Mayer	5	1	20%
Controls – Pollock	9	8	89%
Operations – Case	50	21	42%
Total	529	381	72%

Targeted Completion Date: July 31, 2003

1.1.1

Domestic line costs account for approximately 50-60% of the total consolidated line costs. From our initial work in this area, it appears that the working knowledge of the domestic line costs accrual and liability analysis process resides almost exclusively with one manager, who is currently on administrative leave. It is not clear whether someone other than this manager has a complete understanding of the details surrounding the domestic line cost accrual process.

Management Response: The staff of the international and domestic accounting organizations will be combined and doubled in professional staff. New Senior Managers will be added for the combined Liability and Accrual department. An internal control staff within the department will also be created that will design appropriate control procedures for the combined group and monitoring procedures to ensure procedures are followed properly. The analyst level staff will be reorganized into teams working in similar areas of responsibility with a team lead responsible for oversight of each area, reporting to first line managers. This step will greatly reduce the risk of loss of institutional knowledge that results from today’s organizational structure in which one staff member is solely responsible for a discrete area.

Targeted Completion Date: June 30, 2003

1.1.2	There does not appear to be an identified person or group that has accounting responsibility for derivatives and foreign currency matters in the domestic accounting department.

Management Response: An organization reporting to the Controller with responsibility for accounting policy (see 1.9 below) has been approved and recruiting is underway. This team will establish procedures for identifying and accounting for derivatives and foreign currency matters. Upon development and documentation of these procedures and processes, a training program for relevant finance employees will be implemented.

Targeted Completion Date: July 31, 2003

1.1.3

There is a significant lack of resources within the EMEA (Europe, Middle East and Africa) finance function, both in terms of employees and experience. As a result of the lack of accounting personnel, few formal review processes exist related to the accounting functions.

Management Response: A new CFO in EMEA was hired in January 2003. A plan has been developed to reorganize the Finance Department including the Accounting area. This plan begins implementation in May 2003 and includes: 1) revising and documenting policies and procedures, 2) retraining staff, 3) hiring additional and more experienced accounting managers and staff, and 4) initiating formal review processes for: a) implementation of monthly profit and loss reviews, b) complete accounting reconciliations, c) review of internal controls, and d) review of accounting information systems.

Targeted Completion Date: September 30, 2003

1.1.4

Throughout the 2001 UK statutory audit process, we have noted a number of other issues. These include 1) little or no inherent knowledge of how previous statutory accounts had been derived from underlying ledgers; 2) little or no inherent knowledge of the impact of previous audit adjustments and their impact on opening reserves; and 3) lack of knowledge of how the financial statement information is consolidated.

Management Response: Historically, this process was outsourced to Arthur Andersen, which caused the lack of consolidation knowledge. For 2001, we changed auditors, and the 2001 consolidation was lead by MCI Finance Management who initially had limited historical knowledge of the consolidation process.

With the experience of the consolidation of 2001, we have developed in-house expertise. To further improve the process, plans have been developed to implement the SAP Consolidation Module with an expected date of completion of Fourth Quarter 2003.

Targeted Completion Date: Completed

1.2

The Company needs to implement procedures and controls to review, monitor and maintain general ledger accounts.

Significant efforts will be required to implement procedures and controls to ensure the maintenance and integrity of the general ledger. All general ledger accounts should be assigned to individuals who would be responsible for documenting the composition of ending balances and for determining that activity in those accounts is appropriate. Those individuals would also be responsible for reconciling account balances to underlying ledgers.

Management Response: Responsibility for each general ledger (GL) account has been assigned to a specific accounting individual. Each individual will be responsible for reviewing the activity within their account and verifying ending balances. We have started a process to prohibit unauthorized persons from posting entries to general ledger accounts unless they are assigned responsibility for the accounts. In addition, the Company must create a documentation and review process. System controls will be substantially in place by June 30. The documentation and review process will be completed concurrently with finalizing the restatement. As a part of the process, each responsible party is being asked to undertake a review of their GL accounts to determine which accounts should be eliminated to simplify the GL review process going forward. We anticipate that this review will be completed by July 31, 2003. In addition, a project was initiated on April 30, 2003 to review all of the company’s codes to determine which company codes can be eliminated (see response to 1.4.2 below). We expect to complete this initiative by July 31, 2003. Once completed, a separate implementation planning project will be initiated to inventory all interfaces and to plan and schedule the removal of unnecessary GL accounts and company codes within the general ledger system.

Targeted Completion Date: September 30, 2003

1.2.1

The Company uses a multiple close process at various period ends, which is referred to as period “13 close”. Additional closes up to period “16 close” are possible. This has caused confusion in the past. As an example, transfer pricing adjustments that are normally recorded after period “12 close” were calculated using period “12 close” amounts although period “13 close” included other adjustments that also should have been considered. Accordingly, transfer-pricing adjustments were not accurately calculated. Procedures need to be implemented to control properly the close process.

Management Response: General Accounting will draft procedures and required controls on the use of close periods 13-16 by September 30, 2003.

Targeted Completion Date: September 30, 2003

1.2.2

The Company performs a monthly over and under analysis of revenue reserves related to individual Special Contract Arrangement (SCA) customers during its month end close process. However, the final actual analysis is reviewed in total with adjustments judgmentally recorded to the general ledger. The individual SCA reserves recorded in the general ledger should be adjusted to the sum of the actual calculated balance for each respective account during each month close.

Management Response: As of April 1, 2003, procedures have been established and documented for the SCA methodology that incorporates additional review and approval of the analysis by two management levels. The goal of this analysis will be to maintain the SCA provision balance at a level sufficient to cover the exact calculated requirement at a customer level. Adjustments will be booked on a monthly basis to reflect any calculated over or under provision status.

Targeted Completion Date: June 30, 2003

1.3

The Company must implement procedures to ensure that reconciliations between subsidiary ledgers and the general ledger are performed.

During our review of a substantial number of general ledger accounts, including accounts receivable, various liability accounts and property, plant and equipment, we noted that the Company has not historically consistently reconciled the subsidiary ledgers to the general ledger. We also noted that the Company has not consistently reconciled numerous cash accounts.

Management Response: Each responsible group will be required to reconcile their subsidiary ledgers to the general ledger on a monthly basis. The General Accounting group will establish procedures to review these reconciliations on a monthly basis. This process has begun on limited basis. Formal documentation of the process and full implementation will be completed by July 31, 2003.

Targeted Completion Date: July 31, 2003

1.3.1

Reconciliations throughout the revenue generation process were not performed, documented or analyzed in a timely manner to ensure that the accounting records are complete and accurate. Please refer to the following process flow diagram and reference points for further specific discussion:

Management Response: Monthly revenue reconciliations from the point of original billing to the General Ledger are being prepared for the period under re-restatement. Reconciliations are scheduled to be completed as follows: June 30, 2003 for 2002, July 31, 2003 for 2001, and August 31, 2003 for 2000. This reconciliation process will continue on a timely basis with all 2003 reconciliations current by June 30, 2003. Procedures have been established to properly perform, review and approve monthly reconciliations. Revenue reconciliations will be cross-referenced to AR reconciliations each month.

Targeted Completion Date: August 31, 2003

1.3.2	The Company did not reconcile revenue billed for all billing systems to the general ledger. In addition, MonRev, the summary data utilized for financial analysis by the Company, was not reconciled to the general ledger. Billing feeds should be reconciled to the general ledger during the monthly closing process to ensure that all revenue captured in the billing systems is properly accounted for in the general ledger. Any differences identified in the reconciliation process should be investigated and explained and then reviewed by the appropriate level of management, with adequate supporting documentation maintained for all adjustments.

Management Response: Revenue reconciliations from original billing system to the General Ledger are being prepared by month for the period under audit. Reconciliations are scheduled to be completed as follows: June 30, 2003 for 2002 reconciliations, July 31, 2003 for 2001 reconciliations, August 31, 2003 for 2000 reconciliations. This reconciliation process will continue on a timely monthly basis with all 2003 reconciliations up-to-date by June 30, 2003. Policies have been established to properly perform, review, and approve these reconciliations on a monthly basis going forward. Revenue reconciliations will be cross-referenced to AR reconciliations each month.

Essbase has been reconciled to MonRev on a monthly basis for the period under audit. SAP is reconciled to Essbase on a monthly basis and thus indirectly the reconciliation of SAP to MonRev is performed. A formal process is being documented and put in place to perform this reconciliation on a monthly basis for 2003 and forward and will be complete and up-to-date by August 31, 2003.

Targeted Completion Date: August 31, 2003

1.3.3

A formal process had not been established to ensure that cash transfers between accounts receivable platforms were properly reconciled in both the accounts receivable subledgers and the general ledger.

Management Response: Management is in the process of analyzing the cash transactions between systems and determining what process or processes are necessary to allow for adequate reconciliation of this activity on a monthly basis. The process or processes necessary will be a by-product of the on-going account reconciliations and should be complete by July 31, 2003.

Targeted Completion Date: July 31, 2003

1.3.4

Reconciling items between the accounts receivable subledgers and the general ledger were not reviewed and resolved on a timely basis. In addition, certain reconciliations contained unsupported reconciling items.

Management Response: Beginning with the month ended December 31, 2002, we implemented new reconciliation approval procedures for all Accounts Receivable reconciliations. We are currently investigating and resolving prior reconciliations with outstanding items. Resolution of outstanding items is scheduled to be completed by July 31, 2003. Newly established procedures (in place for December 2002 month-end) require all outstanding items to be aged, documented, and escalated, if necessary, on a monthly basis. Reconciliations will be approved by two levels of management.

Targeted Completion Date: July 31, 2003

1.3.5

Revenue and accounts receivable senior management should have responsibility for implementing accounting policy and overseeing coordination of reconciliations between general ledger accounts related to revenue, accounts receivable and supporting ledgers. Additionally, senior management should ensure control over source journal entries and provide oversight that the associated documentation is complete and properly supports the books and records of the Company.

Management Response: Newly appointed management has taken responsibility for implementing accounting control, reconciliations, and reporting to support the accuracy of the books and records. Current accounting policies are under review and will be documented by August 31, 2003. Research and preparation of a documented management position will be established. Procedures have been instituted to require all journal entries to be supported with appropriate backup. These procedures include filing all journal entries with support in a secure file room in a centralized location. This action was implemented March 31, 2003. All journal entries need to be approved by at least one manager before they are input into SAP.

Targeted Completion Date: August 31, 2003

1.3.6

A significant level of unresolved reconciling items recorded in the accounts receivable subledger detail included descriptions denoting “see revenue department” as support for the reconciling item. Revenue and accounts receivable departments should improve formal communication and coordination among operational functions to ensure there is consistency in the shared supporting documentation.

Management Response: Effective November 2002, Revenue and Receivables accounting were combined under one organization. New procedures have been established that incorporate adequate documentation for journal entries, reconciliations, and levels of management review and approval. Revenue and Accounts Receivable Directors meet monthly to review current month reconciliations to ensure appropriate communication of unresolved reconciling items between the departments. Journal entries to correct unresolved reconciling items under the control of the Accounting department will be booked within the following month. Those items under the control of other departments will be communicated within the following month and escalated by one level of management if unresolved after one month and by two levels of management if unresolved after two months.

Targeted Completion Date: Completed

1.3.7	A formal reconciliation process of domestic revenue and accounts receivable inter and intra-company accounts was not in place.

Management Response: As of April 19, 2003 a joint task force between Accounting and IT has been established to: 1) review, understand, and document existing processes by June 30, 2003; 2) document a new corporate policy for inter/intra company transactions by June 15, 2003; and 3) correct inappropriate processes and ensure compliance with new policy by July 31, 2003.

Targeted Completion Date: July 31, 2003

1.3.8

Adjustments to agree the international fixed and variable line cost expense and accrued liabilities in the general ledger to the supporting detail have not been recorded. Additionally, numerous unsupported journal entries have been recorded to this account. As a result, the detail of the international line costs payable at any given point in time does not equal the general ledger. We also noted that when the settlement of a payable to a vendor is different than the original amount accrued, a true-up adjustment typically has not been recorded.

Management Response: The current fixed and variable line cost processes do not reconcile the accrued liabilities to the general ledger and inaccurately reflect the company’s liabilities.

Specific to international fixed costs, a system integration effort between the International Facilities Cost (IFAC) system and the “Online Accrual Database” (OADB) has been resumed and will enable the monthly reconciliation of any variances between disbursed and accrued accounts.

Line Management has a recommendation to reconcile the outstanding liabilities that should be relieved from the ledger. Current Prepared By Client (PBC) audit work and responses will enable line management with the necessary information to address any outstanding and historical accounting/restatement issues.

In addition, management is evaluating various unsupported journal entries. Based on work-to-date, restatement entries have addressed some of these original journal entries. Management will be reviewing the remaining entries for substantiation or will suggest additional restatement entries where appropriate.

Targeted Completion Date: July 31, 2003

1.3.9

Some manual reconciliation procedures are performed for domestic interfaces from PeopleSoft human resources/payroll system to SAP. However, no reconciliation is being performed between the PeopleSoft human resources system and amounts reported in the general ledger.

Management Response: The accounting function within Payroll reviews the current reconciliation processes that cover the pay register, check register, advice register, tax register, deduction register, and general ledger register and these procedures have been in place since January 1, 2000. These processes are completed after each check run and they ensure that the general ledger ties out to the PeopleSoft payroll system module.

Payroll Accounting has assumed responsibility for reconciliation of various Human Resources related accounts. New processes will be established to ensure these accounts reconcile the subledger to general ledger, consistent with new corporate standards.

Targeted Completion Date: June 15, 2003

1.3.10

Companies acquired by WorldCom continued processing payroll and benefits using legacy systems for some time after their respective acquisition dates. Ultimate resolution of reconciling items between these systems and the SAP general ledger continue to be unresolved.

Management Response: As of January 1, 2001, all domestic payroll is handled via PeopleSoft. The PeopleSoft payroll module and the general ledger system (SAP) are in balance and reconciled as described in item 1.3.9. Additionally, see response to 1.3.11.

Targeted Completion Date: Completed

1.3.11

The Company did not have a person or group responsible for reconciling certain payroll and benefit related liability accounts. In addition, some reconciliations that were performed include unidentified reconciling items.

Management Response: The responsibility for account reconciliation for the various Human Resource related accounts has been changed. Per 1.3.9 above, Payroll Accounting will assume responsibility for these accounts and will ensure processes are put in place that are consistent with corporate standards and procedures.

Targeted Completion Date: June 15, 2003

1.3.12

The unapplied cash account was inappropriately used to record unreconciled differences between accounts receivable platforms and the general ledger regardless of the nature of the differences. Policies and procedures to monitor and reconcile the unapplied cash general ledger account to accounts receivable platforms and subsidiary ledgers should be developed and implemented.

Management Response: As of December 31, 2002, this practice was ceased and at that time procedures were established to reconcile the source AR account balances. However, we need IT to generate additional reports to enable detailed resolution of the variances. Requirements for these reports have been developed and provided to IT and we expect suitable output by May 31, 2003 with resolution of all unreconciled items by July 31, 2003.

Targeted Completion Date: July 31, 2003

1.4

The Company’s consolidation process is highly automated and extremely complex. We have found that the process is largely undocumented, and only a few individuals have a limited understanding of only certain parts of the process.

Management Response: As a part of the restatement process, the prior consolidation and elimination entries will be reviewed and documented. As a part of this process, the General Accounting group will generate a process and procedures for consolidating and eliminating entries. The process will include monthly documentation procedures for these entries. The prior entry review will be completed concurrently.

Targeted Completion Date: July 31, 2003
1.4.1

Based on a review of the configuration of the international general ledger system (iSAP), there appears to have been a change to the way the Company accounts for foreign currency translations. Documentation to support such a change was not prepared, and it appears that the change may have resulted in an inadvertent change in accounting principle.

Management Response: Documentation for the process and methodology supporting the re-valuations and translations has been provided and is currently being assessed.
Targeted Completion Date: June 30, 2003
1.4.2

Organizational and account structures in the general ledger system (SAP) do not match the structural configuration of the consolidation tool (Essbase). Therefore, SAP and Essbase do not necessarily match the Company’s operational legal structure as old and non-operating or non-consolidating companies still exist in SAP and Essbase.

Management Response: A project has been initiated to review the general ledger structure in SAP and Essbase and compare this structure to our organization chart. In addition, the general ledger account structures used in SAP and Essbase will be compared for consistency. By July 31, we will have completed our review of these structures and will have identified redundant or excess accounts and company codes within the system. In addition, we will have mapped the company codes to our organization structure and will have outlined the necessary SAP and Essbase structural changes. By September 30, we will implement the structural changes and will have either removed or restricted access to redundant accounts and company codes. As a part of this process, all necessary elimination entries will be documented and procedures established to manage and review these entries on a monthly basis.

Targeted Completion Date: September 30, 2003
1.4.3	The legal entity structure documented by the Company does not currently match the operational legal structure within SAP and Essbase.
Management Response: Please see response to 1.4.2, above
Targeted Completion Date: September 30, 2003
1.4.4	The Company does not appear to have established or documented policies and procedures to ensure the proper recording of elimination journal entries.
ManagementResponse: Please see response to 1.4.2, above
Targeted Completion Date: September 30, 2003
1.4.5

The U.K. statutory reporting consolidation process, for MCI WorldCom Limited and Unipalm PLC (both UK companies) is arduous and heavily reliant on manual postings using Microsoft Excel. Historically, the previous auditors managed this process and the Company’s new management is unfamiliar with the process.

Management Response: Please see response to 1.1.4, above
Targeted Completion Date: Completed
1.5	Significant improvement need to be made in segregation of duties, responsibilities and management review controls.
We noted certain accounting personnel have had the ability and responsibility to post and reconcile accounts under their control without an independent review. This lack of segregation of duties allowed accounting personnel to manipulate financial information that went undetected. Additionally, procedures need to be implemented to ensure that management personnel with appropriate knowledge and understanding review reconciliations and other financial information.

Management Response: Basic segregation of duties for account posting and reconciliations is covered in 1.2 and 1.3 above. By June 15, we will develop a detailed plan to converge management review control findings to either 1.3 Sub-ledger/General ledger or 1.6 Standards of Internal Control (SIC) projects. Additionally, a key element of the SIC work will focus on developing IT statement of requirements to ensure appropriate systems access controls.

Targeted Completion Date: June 15, 2003

1.5.1

Management needs to place additional user-access restrictions on the applications that support key business functions. While testing system access, we noted a number of areas where numerous employees were granted system access permission beyond their position needs, thereby providing employees with the ability to perform functions incompatible with their responsibilities.

Management Response: This issue will be reviewed and resolved in conjunction with 1.5 above.

Targeted Completion Date: June 15, 2003

1.5.2

The Company’s revenue and accounts receivable departments lacked proper controls to detect and/or prevent inappropriate accounting entries because multiple departments had access and the ability to record journal entries in the revenue and accounts receivable department’s subledgers and general ledger accounts. For some international settlements for the periods under review, the Company incorrectly increased an account receivable account instead of reducing the proper line cost liability account. This resulted in both accounts receivable and line cost liability being overstated and was not identified through the Company’s internal review process. The Company should implement procedures such that only the responsible accounting personnel have authorized access to the department’s ledgers.

Management Response: The Revenue Controller’s team is in the process of limiting user access to all Revenue and Accounts receivable ledger accounts to A/R and Revenue accounting personnel only via SAP security.

Targeted Completion Date: June 30, 2003
1.6	Policies, procedures and standardization of internal controls need to be implemented.

There is a severe lack of policies, procedures, and standardization of operating and financial controls and a general lack of documentation related to existing controls. These basic control weaknesses, allowed journal entries to be posted without adequate support and documentation. Management should develop Company-wide standards of internal control to document its commitment to compliance with applicable laws and regulations, reliable operational and financial reporting and integrity of business activities and records. Good internal controls are fundamental to the Company achieving its key initiatives and goals. Such Company-wide standards of internal control should be applicable to all subsidiaries, units, groups and departments worldwide. The standards generally should reflect control objectives and not attempt to describe specific procedures required in each business.

Management Response: A company-wide Standards of Internal Control will be developed and implemented. Implementation will include required self-assessment tools, a controls repository with required local/functional policies and procedures, and appropriate educational materials and training. We expect that content will be completed by July 17, 2003 and the rollout will be completed by August 29, 2003.

Targeted Completion Date: August 29, 2003
1.7

The Company’s operating management must be provided with appropriate financial information and appropriate procedures must be in place such that operating management is confident that financial information being used to manage their businesses is ultimately included in the Company’s externally reported financial information.

In the past, the Company’s process for management reporting and review limited operating management’s access to financial information. This was particularly noted in revenue, line costs and property, plant and equipment. Through well defined management reporting supported by strong budget to actual analysis, together with confidence in the financial reporting process, operating management can be assured that externally reported results are consistent with actual operating results.

Management Response: We have generated current management reports, which provide results to Total and Tier 1 executive groups. The Controller’s group will create a process to reconcile monthly management reports to the general ledger on a monthly basis. In addition, all management reports will be reconciled to the quarterly and annual financial statements. This process will be implemented in sufficient time to reconcile the June 30, 2003 financial statements.

Targeted Completion Date: September 30, 2003
1.7.1

Historically, line costs have been accounted for by several different groups in different locations and these groups have reported to several different individuals. For example, domestic line costs are accounted for in Ashburn, VA, while international line costs are accounted for in Clinton, MS. There is not one group or manager who has knowledge of all line cost components. We understand the Company has recently appointed an individual to head this area. Consolidation of this area should be considered in order to bring better visibility to the area and to facilitate consistent application of procedures and controls.

Management Response: The domestic and international line cost organizations have been combined. A director of Accounting has been hired. As part of the consolidation, new Senior Managers will be put in place who will have combined responsibility for the accrual and liability analysis of the group. Also, as previously noted, a control function will be put in place with the mission of developing procedures for the combined organization and implementing all improvements to internal controls.

Targeted Completion Date: June 30, 2003

1.7.2

As has now become well known, Senior Accounting Management caused to be recorded unsupported manual journal entries in order to achieve predetermined financial results. Often these entries were recorded in corporate accounts without visibility to other departments. Controls and procedures should be implemented to prevent the possibility that this may occur without being detected.

Management Response: A new process is being developed with the SAP IT Team. The process will involve the use of “Parked Documents” so that when an accountant posts a journal entry it is routed through workflow to management for approvals. Approval levels will be determined by the Internal Controls Team based upon dollar thresholds. All supporting documentation for the Journal Entries will be scanned and will accompany the document in SAP to be viewed by approving managers.

Targeted Completion Date: August 31, 2003
1.8

Review, monitoring and oversight of the global business units needs to be increased. It appears the Company’s global business units have generally operated autonomously in the past. Additionally, the Company utilizes a different version of its enterprise accounting package for international operations. Procedures are not in place that provide for inter-company transactions with these units to be recorded simultaneously. A review of the inter-company accounts is generally not performed and accounts are not reconciled, which has resulted in inter-company accounts being out of balance. The Company has not generally completed or filed statutory financial statements on a timely basis, which has subsequently resulted in significant late adjustments and potential tax and legal exposure in the foreign jurisdictions. Comments based primarily on our recently completed 2001 statutory audits of UK companies are included in appropriate sections of this attachment.

Management Response: A high level analysis of the current condition will be developed for both governance and operating processes. An analysis of the current state versus desired state will be used to develop necessary changes to governance mandates and operating processes. Detailed plans will be developed to implement required changes and required changes will be made.

Targeted Completion Date: August 31, 2003

1.9	Sufficient analysis and documentation of non-routine transactions needs to occur. Examples of non-routine transactions are derivatives and Indefeasible Rights of Use (IRUs).

In a number of cases we noted that non-routine transactions were not identified or otherwise brought to the attention of and reviewed by accounting personnel with the appropriate level of expertise to properly analyze and account for these transactions. In addition, in some cases inappropriate accounting decisions were reached such as in the accounting for Avantel, Embratel and certain capitalized costs. We were also informed that management had not performed an impairment analysis of its long-lived assets nor could we find documentation as to where impairment was considered or analysis performed.

Management Response: A key open position in the Controller’s organization is the Vice President of External Reporting and Accounting Policy. This new position and supporting staff will be responsible for establishing a policy regarding the accounting of routine transactions and will be the in-house resource for consultation with respect to accounting for transactions that do not adhere to the established routine. This department will also be tasked with ensuring the Company maintains compliance with both existing as well as any new financial accounting standards. Staffing is expected to be completed in July 2003.

Targeted Completion Date: July 31, 2003
1.9.1

The Company does not appear to maintain a standard system of accounting documentation for business combinations. We have requested, and in some cases have not yet received, documentation supporting critical purchase accounting steps, including: determination and allocation of purchase price, restructuring plans and determination of reserves, fair value adjustments, identification of intangible assets and determination of useful lives of tangible and intangible assets. While documentation of certain steps may exist, it must be obtained from various sources throughout the organization. In other cases, the documentation has been or will need to be recreated.

Management Response: Documentation for historical business combinations is being gathered as part of the financial restatement work and is expected to be completed by July 31, 2003. A checklist will be created for required information and an outline of the process to be undertaken in connection with accounting for business combinations.

Targeted Completion Date: December 31, 2003
1.9.2

For prior years, the Company could not provide supporting documentation regarding its assessment of Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of.

Management Response: Please see response to 1.9 above.
Targeted Completion Date: July 31, 2003
1.9.3

The Company has not evaluated the accounting impact of embedded derivatives in its debt agreements. Additionally, the Company was not able to provide documentation and analysis of these embedded derivatives.

Management Response: Please see response to 1.9 above.
Targeted Completion Date: July 31, 2003
1.9.4

To date we have not been provided with documentation that evidences the appropriate consideration of the implementation of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities and SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Actives.

Management Response: Please see response to 1.9 above.
Targeted Completion Date: July 31, 2003

1.10

The items identified in Section 4 Accounting Matters require the attention of appropriate levels of financial management and must be addressed in the Company’s preparation of its restated financial statements.

Management Response: Please see response to the twenty items in Section 4.

2.	Sarbanes-Oxley Section 404

The Company is facing compliance obligations as a result of the SEC’s recent issuance of rules and proposals relating to the Sarbanes-Oxley Act of 2002 (the Act). The process of complying with the sweeping changes in U.S. securities laws is complex and will create significant challenges in the immediate future.

Section 404 of the Act requires Company management to establish and maintain adequate internal controls and procedures for financial reporting and to report annually on (1) management’s responsibility for the internal controls and procedures for financial reporting, and (2) their effectiveness. The assessment reported by management, which is mandated by Section 404, must be the subject of an attestation report by the external auditor.

The SEC proposed rules to implement Section 404 in October 2002, but in January 2003 said that the final rules implementing Section 404 will be released after consultation with the Public Company Accounting Oversight Board (PCAOB). The proposal would require that each issuer’s annual report include an internal control report that:

a) States that management of the issuer is responsible for establishing and maintaining adequate internal controls and procedures for financial reporting;

b) Contains management’s assessment, as of the end of the most recent fiscal year, of the effectiveness of the issuer’s internal controls and procedures for financial reporting; and

c) Includes a statement that the issuer’s independent auditors have attested to, and reported on, management’s evaluation of the issuer’s internal controls and procedures for financial reporting.

2.	Sarbanes-Oxley Section 404 (continued)

Management’s assessment of internal controls and procedures for financial reporting is an exercise of critical importance to the Company. The Company has time sensitive requirements compelling a process to design, implement and monitor internal controls irrespective of the Act. An initial part of the project is the documentation of significant internal controls and the comparison of the controls documented to a recognized control framework. Gaps in controls versus the recognized control framework must be identified and evaluated, then corrected and mitigated. Testing of controls will be required and then a monitoring process must be in place. The resource commitment to this process by the Company is expected to be substantial and the time available to execute is limited.

Management Response: Requirements will be developed from existing Committee Of Sponsoring Organizations (COSO) standards and American Institute of Certified Public Accountants (AICPA) publications. These requirements will be assessed against the Standards of Internal Control proposal. Detailed plans will be developed for compliance “gaps”. A comprehensive checklist based on internal and external sources will be developed. Procedures for testing and monitoring will also be developed.

Targeted Completion Date: August 31, 2003

3.	Other Internal Control Matters

3.1	CustomerCare and Billing/Revenue Generation

3.1.1

The Company currently does not maintain a consistent policy regarding record retention of electronic data and hard-copy documents. As such, the Company cannot currently locate electronic files for certain billing and accounts receivable platforms.

Management Response: Record Retention is an issue across the company. The record retention policy for revenue and accounts receivable (A/R) should be 7 years. Within revenue accounting and accounts receivable, a central repository was established effective March 31, 2003 to house all journal entries and account reconciliations. This repository will be maintained by a person not directly involved with the monthly closing. Electronic data retention is a critical piece of the company’s documentation efforts and still remains an open item to be resolved with IT. We are in discussions with IT on the topic of data retention and will produce an initial policy statement by June 30, 2003 with implementation to follow.

Targeted Completion Date: July 31, 2003

3.1.2

Security deposits received from customers were not recorded consistently within the TCOM’s accounts receivable platform. Security deposits were incorrectly recorded as cash payments against accounts receivable instead of as a liability.

Management Response: This was an isolated occurrence and the item identified has been reclassified as a security deposit. TCOMs A/R system is no longer operational; all TCOMs accounts have been converted to other A/R platforms.

For all remaining accounts receivable platforms, security deposits are received in specific lockboxes designed for that purpose. In addition, service initiation and removal of credit holds are dependent on confirmed receipt of the deposit. All credit groups monitor the process to make sure the deposit has been received and recorded properly.

Targeted Completion Date: Completed

3.1.3

The Company should review its segregation of duties policies and procedures, along with compensation arrangements, surrounding the service cancellation, billing credit, and bad debt write-off areas. Processes should be designed to ensure Company personnel associated with these areas are independent of customer sales and provisioning. Compensation arrangements that could impede proper accounting controls should be reviewed. Specific instances were identified by Company personnel and noted at 3.1.4 to 3.1.7:

Management Response: There is now proper segregation of duties surrounding service cancellation, billing, credit approvals and bad debt write-off areas. Service cancellations are processed after review with sales executives, and Business Operations retains final authority for credit hold, network blocking, and service cancellation decisions. Effective February 1, 2003, all domestic core billing processes are in the Business Operations organization, as well as all domestic credit approval and collections functions. The Business Operations teams who handle customer billing, billing and traffic audit credit approval, accounts receivable and collections have no responsibility or approval authority over customer billing or provisioning activity.

Targeted Completion Date: Completed

3.1.4

The Company maintains policies requiring sales department authorization for the issuance of significant billing adjustments and the write-off of significant aged receivables, which directly impact sales team bonuses.

Management Response: Effective in March 2003, sales approval is no longer required for bad debt write-offs in the Wholesale channel. With these changes, there is no approval required from any sales channel for write-off of bad debt accounts.

It is appropriate to have the sales department initiate billing adjustments, as they have the closest contact with the customer and are in the best position to perform the research and provide internal analysis and documentation.

Changes in sales compensation plans for 2003 hold sales representatives and sales management accountable for aged receivables in the same way they are held accountable for credit adjustments and revenue. They now have the same incentives as collections personnel to liquidate the receivable through the timely collection of cash or timely crediting of valid and properly documented billing adjustment and service credits.

Targeted Completion Date: Completed

3.1.5

Wholesale credit and collections managers have dual responsibility for the authorization of customer credit limits and initiating related customer write-offs, which directly impacts the manager’s performance ratings.

Management Response: Having credit approval and collection responsibilities with the same representative is appropriate given the nature and character of this customer base. The credit approval process for Wholesale requires sophisticated and detailed analysis of the customer’s financial condition, and each representative needs to have a high level of specific customer knowledge.

Approval levels within the Wholesale Collection group require that managers approve all write-offs above $25K and Directors above $100K. There is also, within Business Operations, an independent aged write-off review process (effective April 2003) whereby aged receivables with no recent activity will be highlighted and evaluated for write-off.

Targeted Completion Date: Completed

3.1.6

Credit and collection department bonuses would be adversely impacted if the department recorded actual monthly-calculated bad debt write-off in excess of budgeted amounts. We were informed that on occasion bad debt write-offs for a period were no longer recorded once budgeted amounts were reached.

Management Response: Effective for July 2003, bad debt write-offs are no longer a component for determining bonus payouts for collections staff and management.

Targeted Completion Date: Completed

3.1.7

Sales personnel who have direct access to the sales order entry systems can circumvent the sales order entry process for billing systems used by Business Markets. This increases the risks of errors or incomplete data upon customer set up, which may result in improper billings and sales commissions.

Management Response: This relates to order entry through OrderPro for Option 2 billing platforms. There are sales support organizations that are responsible for getting customer orders into OrderPro, which are then sent to the Order Entry (OE) hubs and/or downloaded into COMS (Circuit Order Management System). The OE organization enters the data into COMS and Netpro (network provisioning) to start the order/provisioning process.

The sales support organization does have access to order entry systems and that is intentional. They do maintenance activities such as adding billing ID’s and changing requested delivery dates. It is conceivable that some of the sales implementation staff could enter an order in certain situations and bypass Orderpro. There are no known billing quality or integrity issues known as a result of this access. The individuals that perform this function are non-quota bearing sales personnel; they are individuals trained to use these systems and they report to sales support organizations.

There may be limited situations where the sales support personnel need to complete an order rather than working it through OrderPro. These situations will be reviewed with sales support and OE to determine the frequency and the billing quality issues.

Targeted Completion Date: Completed

3.2	Developing, Managing and Implementing the Network

3.2.1

During 2000, the Company reduced its domestic liability for under-billings. Previously, this liability represented the Company’s estimate of under-billings for a period of twenty-four months. The Company changed its policy in 2000 to reduce this period from twenty-four months to twelve months and again from twelve months to three months. As a result, the Company recorded a release of under-billing reserves of approximately $74 million, $78 million, and $70 million during the 1st, 2nd and 4th quarters of 2000, respectively. Documentation to support this change could not be provided.

Management Response: Based on the detailed analysis performed in 3.2.2 below, proposed adjusting entries for 2000 will be developed. See response 3.2.2 for additional details.

Targeted Completion Date: July 15, 2003

3.2.2

The Company has agreements with certain vendors, which provide that the Company cannot be back-billed after a period of three months. Domestic line cost accounting personnel have advised us that there is some question as to whether these agreements are legally binding. It is our understanding that under current regulations, the maximum period during which a vendor can bill for services previously provided is twenty-four months. The Company should review its policy of maintaining under-billing reserves for a period of three months to determine its reasonableness and appropriateness under generally accepted accounting principles.

Management Response: The line cost department, in conjunction with the audit centers, will analyze all back-billing agreements. Opinions from the company’s internal legal counsel will be sought on the terms of the agreement. Where these agreements do not support the 90-day reserve release policy, an analysis will be made to determine the appropriate reserve. The analysis will be undertaken only for large (greater than 5% of the total monthly bill) vendors. Accounting will verify that the statutory limit is being used for all minor vendors. While this investigation is being conducted, the practice of releasing under billings that have aged beyond 90 days will be suspended.

Targeted Completion Date: July 15, 2003

3.2.3

The domestic line cost accounting group uses a single database for all Federal Communication Commission (FCC), Public Utility Commission (PUC) and other tariff rate sources to derive the monthly-switched access line cost accrual. However, the domestic line cost audit centers, which receive, audit and pay the line cost bills from vendors, use a different rate database to audit the bills. While management indicated that in their judgment this is not likely to cause a material misstatement, a formal process should be established to ensure consistency between these rate databases.

Management Response: The line cost department will transition to the use of the database used by the audit centers unless doing so will result in the loss of significant detail or create significant timing lags between tariff change date and entry into the database. Telco Accounting will work with the audit centers and Network Financial Systems Management (NFSM) to first evaluate the appropriateness of the database and then will adopt changes if appropriate.

Targeted Completion Date: July 15, 2003

3.2.4

The Company does not appear to have a formal process for tracking international settlement line cost disputes. International line cost management indicated that they did not believe that outstanding disputes were significant in quantity or dollar amount. We have asked management to quantify this potential liability. In order to ensure that appropriate liabilities for line costs are recorded, management should establish procedures to regularly accrue and account for these items.

Management Response: Current Line Cost Management acknowledges and agrees that effective dispute tracking is necessary. Presently the company does not have a policy for tracking nor estimating the potential liabilities associated with unresolved disputes. For international fixed line costs, the company is assessing the feasibility of developing a dispute tracking and reporting mechanism within the IFAC system. It will provide management with the appropriate weekly and monthly tracking and reporting for any outstanding fixed line cost disputes. Policies governing variable line costs require the Controller’s office guidance and will be implemented in accordance with item 3.2.5.

Targeted Completion Date: June 30, 2003

3.2.5

There appears to be an inconsistency in the methodology used to accrue domestic versus international disputes. Additionally, the respective accounting groups handle differently the process of adjusting reserves for previously accrued disputes. A review of the overall process should be performed to ensure that Company is consistent in determining the appropriate liability related to this area.

Management Response: Line Cost accounting will undertake an initiative to gather process and definition guidelines currently used in the Line Cost Liability process for Domestic and International disputes. Once the processes have been identified and documented, Line Cost accounting will develop a best practices set of business rules for the liability and dispute process. A liability and dispute process control document will be adopted with input from the impacted groups.

Targeted Completion Date: July 31, 2003

3.2.6

Following an asset removal from the fixed asset subledger, management does not review the information posted in SAP, the general ledger system, nor is a reconciliation performed between the Asset Disposal Record (ADR) report and the amount written off in the subledger. In addition, while performing our 2001 UK statutory audit procedures, we noted there was a lack of controls surrounding the disposal and retirement of fixed assets. There appears to be obsolete assets that are still recorded on the general ledger.

Management Response: Property Accounting will ensure that ADR’s are reconciled to the general ledger and subledger activity. Specifically, current procedures ensure that assets identified on the ADR are cross-referenced in SAP with the corresponding ADR document number. A retirement is triggered in SAP for the ADR number specified and the system automatically retires the assets. An SAP report is generated showing the retired assets by ADR and this is attached to the ADR file for documentation. This process is being enhanced to ensure that a full reconciliation of the documents is completed and management sign off is included. The revised process will be documented and implemented by June 15, 2003.

In many cases, assets being disposed were previously written off and cannot be reconciled. A file to track and reconcile (if possible) the variances between the ADR system and SAP will be created. This process will be documented and implemented by June 15, 2003.

Historically, there has been no reconciliation performed of Fixed Asset ledgers in the UK or EMEA. The Fixed Assets Accounting Team is reviewing all records in the subledger especially “Asset Under Construction” accounts. This team was moved to the Finance and Control Department in June 2002 from the planning group. All obsolete assets across EMEA have been identified and have now been written off. The final steps to be determined and completed are the physical count of Fixed Assets and reconciliation to financial records.

Targeted Completion Date: US – June 15, 2003; UK - December 31, 2003

3.2.7

The Company’s policy regarding useful life changes requires Controller approval; however, project accountants have the ability to override pre-populated SAP useful life information during asset creation. Additionally, Property Accounting does not maintain documentation for useful life changes approved by the Controller.

Management Response: Current procedures for an asset category level life change requires the Controller approval.

Certain asset purchases are amortized over the life of the contract associated with the specific asset. Examples include IRU Agreements, Acquired Rights, Rights-of-Way and leased buildings. For these types of assets, the project accountant needs to match the individual asset life at time of asset creation to the term of the agreement. The agreement and associated back up is included in the project file and is approved by project accounting management.

Documentation will be updated to reflect this clarification.

Targeted Completion Date: June 15,2003

3.2.8

The Company does not have proper controls in place to monitor and transfer assets to be placed in service on a timely basis. Untimely asset transfers resulted in the understatement of depreciation expense and the overstatement of capitalized interest.

Management Response: The company will ensure controls are put in place to reduce the amount of time it takes to configure the assets in a project once it reaches its in-service date. Current reporting will be enhanced with procedures to ensure that original project rollups are done on a timely basis.

For clarification, the untimely asset configuration process did impact capitalized interest as described prior to mid 2000. A system change was made in 2000 to ensure that capitalized interest in SAP did not impact projects that were completed but awaiting final accounting asset configuration.

The Company has accrued depreciation expense for projects in service but awaiting final asset configuration since 1998. The analysis of projects for this accrual includes all projects with past due in-service dates. When the assets configuration process is completed, the asset is removed from the accrual entry, and becomes actual depreciation with recording against the asset reserve for depreciation. This accrual process will be documented and procedures will be established to ensure proper sign off.

Targeted Completion Date: June 30, 2003

3.2.9

The Company does not have approval limits for manual journal entries. It currently uses a former MCI approval matrix and accordingly the approval level for manual journal entries by Property Accounting may no longer be appropriate.

Management Response: Property Accounting will review existing procedures as recommended. As the Company Financial policy for journal entry approval is developed, Property Accounting will adhere to the corporate standards and provide specific input for Property Accounting as needed.

Targeted Completion Date: June 15, 2003

3.2.10	The month-end closing process follows a month-end close checklist maintained by the general ledger financial group. Upon completion, the checklist is not reviewed, signed off, or retained.

Management Response: A month end close checklist will be developed by June 30, 2003. Procedures will be established to ensure sign off by all appropriate control groups and the document will be retained as a part of each month’s closing documentation.

Targeted Completion Date: June 30, 2003

3.2.11

When initiating a purchasing requisition for a catalog item in Ariba, the Company’s purchasing system, an end-user must select a valid account assignment based on the type of purchase. These account assignments are used to determine the general ledger account to which the purchase will be recorded (e.g. expense vs. capital). Currently, an employee has the ability to override the Ariba pre-populated account assignment by charging a purchase to an authorization for expense (AFE) (capitalized cost) or to a cost center (expense). Limitations are only placed on inventory purchases.

Management Response: We have been advised by IT that changing the ARIBA software package code to resolve this issue would require a large level of effort and would significantly impact feature/functionality of ARIBA. IT is still looking at alternatives, but none have been identified to date. We could establish duplicate catalog numbers/material code/account code mapping for expense and capital, but this would significantly increase the chance for errors. Property Accounting reviews all purchase order requisitions for capital items for adherence to capitalization guidelines which provides an effective compensating control to ensure expense times are not capitalized.

Targeted Completion Date: Completed

3.2.12	Access to adjust inventory in the inventory tracking system (MMS inventory system) is not restricted to authorized personnel.

Management Response: The Company will review current access levels in MMS and determine appropriate access for all levels of personnel. Controls for access will be determined and monitored by Property Accounting.

Targeted Completion Date: June 30, 2003

3.2.13

The design and completion of cycle count procedures over assets awaiting installation (fixed asset inventory) are not adequate. Management is currently determining the feasibility of full physical inventory at its warehouses.

Management Response: Full physical inventories of the four major warehouses are currently in process. Upon completion of the inventories and reconciliation, procedures will be developed to address ongoing count issues.

Targeted Completion Date: June 30, 2003

3.2.14	The EMEA Asset Management processes have not been reviewed and updated since the implementation of international SAP three years ago.

Management Response: At the time of implementing SAP the complete processes were reviewed and documented. About 50 enhancements have been made to the system to facilitate reporting and accounting of assets.

Arrangements are being made for a consulting firm to review all financial processes and develop an update to the procedures documentation.

Targeted Completion Date: September 30, 2003

3.2.15	While performing UK statutory audit procedures, we noted unauthorized fixed asset expenditures were capitalized during 2001.

Management Response: To correct the situation, new procedures were put into place in 2002 as follows: 1) no labor costs were capitalized prior to AFE approvals, 2) the TES system was replaced by Web Time in July 2002 to capture time and expense accurately, 3) a Capital Review Board was set up which reviewed all proposals and AFEs. No expense is allowed to be incurred or capitalized prior to approval of AFE; and 4) the US portion of AFEs were monitored closely and not allowed to over run.

Targeted Completion Date: Completed

3.2.16

The SAP general ledger system is not configured to prevent posting to projects when they exceed budgeted amounts in all cases. SAP is configured to prevent new charges from being posted to a project once the status of Insufficient Budget (ISBD) is achieved (115% of budget or $500,000 over budget); however, SAP does not prevent charges (i.e., purchase orders) created for the project prior to the status of ISBD being achieved from posting to the project once the project reaches ISBD. As a result, a project could potentially run significantly over budgeted amounts without prompting the Company’s normal approval process regarding augmenting budgets for capital projects.

Management Response: The new procedure stipulates a limit of 10% or $100K. We will analyze the status of existing over budget projects and develop more stringent automated controls consistent with the new procedure.

Targeted Completion Date: September 30, 2003

3.2.17

There is a lack of change controls regarding rate development software logic in PLTS (Project Labor Tracking System) allowing programmers the ability to update production code and migrate code changes to the production environment without approval. Currently, the Company could not provide documentation to support changes made during the year to direct and indirect labor rates nor was there evidence of approval of these changes.

Management Response: PLTS is a legacy system with limited capability. A review of system capabilities and additional controls will commence August 15, 2003 with resolution by October 1, 2003. A procedure will be developed to address the maintenance of labor rate change documentation. This procedure will be completed by July 15 and implementation will begin immediately thereafter. Documentation will be retained in accordance with the new procedure.

Targeted Completion Date: October 1, 2003

3.2.18

Employees may charge time to unauthorized work requests prior to final review and approval by the Property Accounting Department. Therefore, costs are being posted to a project where the labor request has not been fully approved.

Management Response: The term ‘unauthorized work request’ refers to work requests funded by pending capital Authorization For Expenditure (AFE). Employee time charged to such work requests is directed to the employee’s or contractor’s operating cost center. When the AFE is approved, the organizations labor management team will tie the work request to the approved capital AFE. The result is the previously expensed labor associated with the work request is transferred from the operating cost center to the approved capital AFE. If the capital AFE is not approved by Corporate, the employee time will remain in the operating cost center. Property Accounting reviews and audits this activity as part of the project accounting process.

Targeted Completion Date: Completed

3.3	Financial Reporting

3.3.1	We have not been able to determine whether the Company has appropriate policies and procedures to identify, report and document all related party transactions.

Management Response: The legal department will draft a statement of reporting requirements, which will be used to develop specific reporting.

Targeted Completion Date: September 30, 2003

3.3.2	While performing the 2001 UK statutory audit procedures, there was limited supporting analysis of operating lease commitments and related party transactions.

Management Response: In 2002, a new procedure was introduced and regular updates are kept by the Finance and Control department for all lease commitments. The related party transactions issue will be addressed with 3.3.1 above.

Targeted Completion Date: September 30, 2003

3.4	Human Resource System

3.4.1

Currently, a number of human resource and information technology employees have system administrator level access within Electronic Personnel Status Request system (EPSR). These users have the ability to update, add and delete human resource transactions such as salary changes, new hires and modify approval routings. Users with this level of access also are allowed to add new operators. EPSR access should be evaluated and restricted to a minimum number of employees. Also, security administration for EPSR should be migrated to a centralized and controlled process with a limited number of employees responsible for adding new user accounts.

Management Response: This issue has been addressed. The HR information systems have established responsibility for centralized control for EPSR security administration. User access has been deleted as appropriate and user access audits for users who have terminated or transferred to another organization are being implemented on a regular basis. A detailed action plan was submitted on May 6, 2003 indicating full implementation expected by May 30, 2003.

Targeted Completion Date: Complete

3.4.2

It appears that controls to provide for the deactivation of PeopleSoft user accounts upon termination from WorldCom may not be appropriately designed to prevent unauthorized or inappropriate access to business functions, sensitive transactions and data, and system functions. The audit query used by the security administrator to identify terminated employees does not appear to be appropriately configured, thus resulting in a risk that some employees may be overlooked.

Management Response: This issue will be addressed concurrently with 3.4.1 above.

Targeted Completion Date: Completed

3.4.3

The human resource records department does not currently have a certification process in place to confirm payroll changes. As a result instances could occur in which direct deposits could be manipulated for one payroll cycle and changed back in the following payroll cycle via a forged direct deposit change form.

Management Response: We are currently assessing and will implement further controls as necessary.

Targeted Completion Date: July 31, 2003

3.4.4

While there is a capability within the human resources application (PeopleSoft) to track accrued vacation, the Company currently uses a manual process primarily dependent upon tracking and reporting by department managers. As a result, the accrual of vacation maybe less efficient and less accurate than would result from using the PeopleSoft system.

Management Response: We are evaluating moving to a standard policy that includes earning vacation on a current basis with a no carry-over provision. As part of the transition to this type of program, vacation buyouts would need to be considered. A recommended policy and transition plan is being developed.

Targeted Completion Date: July 31, 2003

3.4.5

For any employees hired outside of the Electronic Personnel Status Request system (EPSR), a default manager is not designated to complete the organizational rollup. In such cases, if managers do not proactively access the TeamNet system and select new employees into their OneWorld electronic organization “department” (and the employee should have been assigned to their department), the employee could exist without proper review and approvals for items such as bi-weekly pay, benefits eligibility, etc.

Management Response: This issue has been addressed. Today the vast majority of all new hires are processed via EPSR. The exception is typically a new hire executive whose roll-up assignment is handled as part of the HR new hire processing. Additionally, weekly audits are performed to ensure all employees have a valid management roll-up.

Targeted Completion Date: Completed

4.	Accounting Matters

The following accounting matters must be addressed in the Company’s preparation of its restated financial statements. Adjustments, which could be material, will be required in certain cases.

4.1	Customer Care and Billing / Revenue Generation

4.1.1

Business Market contracts are not always formalized and completed prior to activation of a customer. As a result, the contract implementation team does not have adequate time to enter contract rates before a billing cycle. In this situation, customers are initially billed tariff rates, and the billings are then subsequently adjusted when the appropriate rates are entered in subsequent periods. Where this situation exists, the Company should establish appropriate revenue reserves in order to properly record revenue in the appropriate period.

Management Response: We believe this is a contract and billing issue. As Revenue Accounting is made aware of a pending contract or rate change, reserves are established to appropriately reflect revenue for the periods reported. Improvements in this communication of pending contracts to revenue accounting and billing will be required from Business Development, Legal or Sales for those contracts with high probability of closing in order to establish the reserves.

Targeted Completion Date: Completed

4.1.2

During our period of review, the Company did not have a consistent methodology for reserving doubtful accounts and charging billing credits against revenue. Such a methodology should include actual historical trends in bad debt expense, issuances of billing credits and the analysis of customer creditworthiness. A consistent methodology should be utilized in each monthly close and the general ledger should be adjusted to the actual calculated balance. Assumptions and estimates used in the calculation should be evaluated periodically and compared to historical trends with consideration towards current economic conditions.

Management Response: We have established a 3-year baseline analysis of write-offs and new quarterly review procedures have been established to include historical trends. The

3-year review resulted in adjustments to reserves and related expenses. Adjustments will be made for variances outside an acceptable range. We will research the availability of public information so we can establish procedures to review historical assumptions and economic trends used in the calculations.

Targeted Completion Date: Completed

4.1.3

While the Company appears to be aware of non-routine Special Contract Agreements (SCA) transactions (i.e. achievement credits, signing bonus, or minimum deficiency billings) and how to account for them, the general accounting department may not receive timely notification of all pending SCA adjustments for which a reserve is required.

Management Response: Although there is a significant level of informal communication between Revenue Accounting, Business Operations and Business Development, (BD), we agree it can be strengthened and become more formalized and routine.

Accordingly, a formalized status reporting process has been implemented by Business Operations, which will track all pending contract renewals and new customer deals from the time of preliminary negotiations through to completion. As part of this process, BD will notify Revenue Accounting and Business Operations of any new pricing/discounts or promo credit arrangements that may require accrual before the contract is finalized, as well as any retroactive achievement credits that have a future determination.

SCA reserves are analyzed and recorded in revenue. Backup exists to support the accrual and analysis. Review of the credits and applicable aging is being examined to determine the adequacy of the lag time of the accruals.

Targeted Completion Date: Completed

4.2	Developing, Managing and Implementing the Network

4.2.1

The Company performs an overall monthly domestic telephony line cost liability analysis. We have been informed by domestic line cost management that in the past a more detailed analysis (the comparison of accrued amounts for a sample of vendors versus unpaid invoices, open disputes and other items) had been performed to also support the propriety of the ending accrual. The Company should consider re-instituting this analysis.

Management Response: As previously noted, the company is currently in the process of staffing and leveling the liability group. In conjunction with 3.2.5, 3.2.1, and 3.2.2 above, detailed reviews will be re-instituted for all relevant groups.

Targeted Completion Date: August 1, 2003

4.2.2

The critical accounting/financial reporting and data processing associated with the determination of domestic line cost liabilities and expense involves the use of data queries, data file manipulations using complex macros and other analyses that are not formally documented. In order to facilitate cross training, management and audit center review, and the continuity of these systems, this process and related systems should be formally documented and updated as required.

Management Response: The existing process is currently being documented. The purpose of this endeavor will be two-fold: (1) Assisting in the training of future employees, and (2) Identifying areas of control or weakness that need to be addressed. The final deliverable will document the processes and establish guidelines for staff in handling data feeds, interpreting issues and instructions for accounting treatment.

Targeted Completion Date: August 1, 2003

4.2.3

For a period of time, wireless line cost expenses were accrued based on an anticipated expense to revenue percentage instead of based on actual costs incurred. We were informed that due to billing problems the Company was required to record revenue based on estimates. Although the Company’s wireless operations have been discontinued, appropriate adjustments will be required to properly record revenue and costs in the Company’s historical financial statements.

Management Response: The appropriate historical entries in this area will be developed as part of the restatement work.

Targeted Completion Date: June 30, 2003

4.2.4

The Company is not appropriately accounting for foreign exchange transactions arising on the settlement of fixed and variable international line cost payables. The Company does not record the gain or loss that results from the fluctuation in foreign exchange rates in the income statement. Instead, the resulting gain or loss is recorded in a balance sheet liability account. This treatment is not in accordance with generally accepted accounting principles.

Management Response: An organization reporting to the Controller with responsibility for accounting policy (see item 1.9) has been approved and staffing is underway. This team will establish the procedures for accounting for foreign currency matters. Upon development and documentation of this process, each of the relevant finance employees will be trained on the proper accounting process.

Immediate assessment of the current line cost currency impacts is underway. Ongoing accounting procedures will be corrected upon completion of process evaluation in order to be in accordance with generally accepted accounting principles.

Targeted Completion Date: July 31, 2003

4.2.5

For outbound calls terminated in certain foreign countries, the Company incurs non-recoverable foreign transaction taxes. The Company does not accrue for these taxes during its monthly accrual process. Instead, the taxes are expensed when the related bill is subsequently paid. Management indicated that in their view this liability should not be material at any point in time. We asked the Company to quantify the amounts involved.

Management Response: The issue of accruing for non-recoverable VAT and other taxes is only relevant for fixed line costs. VAT taxes are not reflected on the current Variable line cost invoices and therefore not part of the settlement process.

Taxes on fixed line costs vary by country. VAT is not applicable in a number of countries. Other countries have mixed policies allowing for full, partial or no reimbursement. In consideration of these varying strategies, a process needs to be created whereby taxes are included in the monthly line cost accrual process in accordance with each country’s tax policy(s).

Upon receiving full or partial reimbursement of paid taxes, adjusting entries need to be made to accurately account for the accrued liabilities and the receipt of cash. Where appropriate a third party vendor recovers these taxes on MCI’s behalf and the cost of their services needs to be accounted for appropriately.

Targeted Completion Date: June 16, 2003

4.2.6

In certain cases, the Company has a net receivable from foreign telephone companies (PTT’s) for the settlement of inbound and outbound traffic. These receivable amounts are generally recorded as a debit to a liability account in the general ledger. The Company is currently quantifying the effect this treatment has on the financial statement presentation.

Management Response: Management agrees. New procedures impacting the Profit and Loss statement have been implemented. Procedures development is underway that will ensure that the treatment of Accounts Receivable and Liability accounts are in accordance with generally accepted accounting principles.

Targeted Completion Date: June 30, 2003

4.2.7

The Company does not have a formal process for monitoring the outstanding Internet line cost liability balance. Management currently analyzes the expense and liability by comparing it to the prior month amounts for consistency, but does not perform detailed analyses of the accrued liability by vendor compared to unpaid invoices, disputes, etc. to evaluate the adequacy of the liability balances.

Management Response: Line Cost accounting will begin a formal internet liability balance analysis process upon the completion of 3.2.1, 3.2.2 & 3.2.5 above. Initial data gathering will be undertaken as part of 3.2.1, 3.2.2 and 3.2.5 so that the internet process can start concurrent with the completion of these previously noted issues. Additional resources on the part of the internet audit center may be required to facilitate both the investigation and the maintenance of this process.

Targeted Completion Date: July 30, 2003

4.2.8

Appropriate support for estimated useful lives used in asset depreciation could not be located and, in some cases, lives used appeared to be longer than expected. The Company has recently completed a review of useful lives for all fixed asset categories as of 1999 and 2002. The review indicated that useful lives for three asset categories were significantly shorter than those used: Ocean Cables, Fiber Optic Cables, and Fiber Equipment. As a result of the review, the Company proposed adjustments to prior years’ financial statements based on reduced useful lives for these asset categories. To provide additional support for the adjustment, the Company should obtain an independent estimate of appropriate useful lives from an independent qualified firm

.

Management Response: An independent estimate of the appropriate useful lives for Ocean Cables, Fiber Optic Cables and Fiber equipment is underway.

Targeted Completion Date: June 30, 2003

4.2.9

During 2002, the Company reviewed its historical accounting policy on capitalization of overhead on capital projects. As a result, the Company determined that its historical overhead capitalization policies were not in compliance with existing accounting standards and practices. The Company is currently quantifying the impact this non-compliance has on its previously reported results.

Management Response: The Company historically capitalized two components of overhead expense: functional and corporate. Corporate overhead will no longer be capitalized and the restatement impact is being determined. The functional overhead component is under review as certain costs may be eligible to remain capitalized, if activity can be directly tracked.

Targeted Completion Date: July 31, 2003

4.2.10

The Company utilizes journal entries to capitalize corporate (indirect) overhead charges. Normally, when overhead is capitalized, a credit entry is recorded to the expense accounts relieved. However, when the Company recorded its credit entries to capitalize overhead, instead of posting a credit to expense, a contra-asset account, grouped with fixed assets, or “overhead reserve” account, was established by Property Accounting to capture the credits. By 2002, the balance in this account approximated $95 million. The

Company used this “overhead reserve” account to write-off cancelled projects instead of recording the charge to the income statement. The Company is currently quantifying the history of activity in this account in order to determine the impact on its previously reported amounts.

Management Response: The Company will no longer capitalize corporate overhead and is making progress on the financial impact of this correction for the restatement of the financials.

Targeted Completion Date: July 31, 2003

4.2.11

During the conversion from the legacy WorldCom systems to the SAP general ledger systems, the Company could not determine the physical location of approximately $350 million of fixed assets. The Company recorded these as bulk fixed assets and depreciates them over their aggregate average useful lives. Additionally, it appears that amounts included in bulk assets were used to “correct” understatements on its monthly used inventory reconciliation. The Company is currently quantifying the impact of this bulk asset treatment and inventory reconciliation adjustments on its previously reported amounts.

Management Response: Numerous methods were employed to accurately assign these assets to a physical address/site code and obtain asset details. When all analytical methods had been exhausted, the Company accounted for the outstanding ledger balances in the sub-ledger, thus the creation of these assets.

At the time of these transitions, the Company did not conduct formal site inventories. The Company will implement a site inventory program in 2003. During the reconciliation of these site inventories, the assets in question will be used to update the asset registers.

Procedures will be developed to ensure proper accounting treatment for assets during an acquisition.

Targeted Completion Date: July 31, 2003

4.2.12	The Company has not periodically or systematically reviewed the assets included in assets awaiting installation (“inventory”) for impairment. Inventory valuation reserves established by the Company are not based on specific identification or another appropriate systematic approach.

Management Response: After detailed analysis and review, the Company has impaired assets awaiting installation (inventory) as of December 2001 in the amount of $195 million.

Property Accounting is preparing a procedure to address obsolete and excess inventory on an ongoing basis.

Targeted Completion Date: June 30, 2003

4.2.13

The Company allows capitalized interest to continue to accumulate for projects while construction is not in process. This accounting treatment is inconsistent with generally accepted accounting principles and results in an understatement of interest expense and overstatement of capitalized interest.

Management Response: Property Accounting will implement new processes to ensure that when project activity is completed, capitalized interest will stop accumulating. This will be done by moving the halted projects into an account type that does not receive the capital interest calculation.

Targeted Completion Date: July 31, 2003

4.2.14

The Company continues to capitalize interest on projects that are already in TECO status (i.e., in service) for certain entities through manual journal entries. TECO status is a term used in SAP to represent the status of technically complete projects. Capitalized interest should not be calculated on TECO projects.

Management Response: The SAP system is configured correctly and does not calculate capitalized interest on projects in the TECO status.

However, in July 2000, the General Accounting organization implemented a practice of adjusting the system generated capitalized interest numbers, including overriding the correct system process described above. This practice stopped in July 2002.

New controls and process ownership will ensure that these types of non-system adjustments are no longer made.

Targeted Completion Date: June 30, 2003

4.2.15	The Company includes costs associated with purchased assets awaiting installation (“inventory”) but not assigned to a project in its accumulated expenditures for AUC (Assets Under Construction), which is used to calculate the amount of capitalized interest. As these assets are awaiting installation, these costs represent assets that are not being used in the earnings activities of the enterprise and are not undergoing the activities necessary to get them ready for their intended use. Inclusion of purchased assets awaiting installation in the capital interest calculation overstates capitalized interest and understates interest expense.

Management Response: Management concurs. New procedures will ensure that this does not occur in the future.

Targeted Completion Date: July 31, 2003

4.2.16	The value of assets awaiting installation (“inventory”) includes capitalized interest as indicated above. The value of these assets when transferred to assets under construction is therefore overstated. Accordingly, interest capitalized for certain assets under construction is calculated on an overstated balance.

Management Response: Management concurs. When the capital interest restatement is completed, this account will be brought to a zero balance and the inventory capital interest processes will be halted.

Targeted Completion Date: July 31, 2003

4.2.17	The Company calculates capitalized interest based on multiplying the weighted average interest rate by the month-end amount of accumulated expenditures in AUC (Assets Under Construction). The amount of capitalized interest should be determined by applying the weighted average interest rate to the average amount of expenditures for AUC. The current methodology results in capitalized interest being overstated.

Management Response: To clarify the current methodology, the calculation is: 1) for charges that occur between the 1st and 15th of the month, a full month of capital interest is calculated; and 2) for charges that occur after the 15th of the month, a half-month of capital interest is calculated.

Property Accounting will evaluate changing this calculation as recommended.

Targeted Completion Date: July 15, 2003